Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 3.8% INCREASE IN 2019 FIRST QUARTER SALES

And Raises 2019 Earnings Guidance

New York, New York, April 24, 2019: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported that for the three months ended March 31, 2019, net sales increased 3.8% to $178.2 million from $171.8 million in the first quarter of 2018. At comparable foreign currency exchange rates, first quarter sales increased 7.4%. The average dollar/euro exchange rate for the current first quarter was 1.14, compared to 1.23 in the first quarter of 2018. Inter Parfums plans to issue results for the 2019 first quarter on or about May 6, 2019.

Net Sales:

	Three months ended March 31,
(in millions)	2019	2018	% Change

European based product sales	$143.7	$149.5	(3.8)%
United States based product sales	34.5	22.3	54.8%
	$178.2	$171.8	3.8%

Discussing European based operations Jean Madar, Chairman & CEO of Inter Parfums noted, “Our two largest brands performed exceptionally well in the first quarter. The launch of Montblanc Explorer was the catalyst behind the brand’s 9.8% sales gain and is expected to continue to contribute to sales growth in the second quarter. For Jimmy Choo, the 25.8% increase in comparable quarter sales reflects the recent launch of the Jimmy Choo Floral line and the continued popularity of the brand’s entire suite of fragrances, including Jimmy Choo Man Blue and Jimmy Choo Fever, which debuted last year in April and September, respectively. Coach, our third largest brand, saw a 22.3% drop in net sales, but factoring in last year’s 242.1% increase in first quarter brand sales, fueled in part by the launch of Coach Floral, the current quarter decline is understandable. Our distributors are awaiting the imminent release of Lanvin’s A Girl in Capri later in the year, which is expected to reverse the 18.9% decrease in first quarter Lanvin brand sales. While we have brand extensions and flankers unveiling for most of our European brands throughout the year, the next major launch is planned for the fall, and that is a new men’s fragrance pillar for Jimmy Choo.”

Discussing U.S. based operations, Mr. Madar noted, “The inclusion of GUESS legacy scents was far and away the primary contributor to the 54.8% increase in first quarter net sales, as GUESS brand sales began during the second quarter of 2018. While Anna Sui fragrance sales approximated those of last year’s first quarter, Oscar de la Renta enjoyed a nice bump in sales due in part due the introduction of Bella Rosa, building upon last year’s launch of Bella Blanca. We have several major launches ahead of us, including Authentic by Abercrombie & Fitch and Mermaid by Anna Sui, plus brand extensions for the GUESS 1981 and Seductive collections. Finally, our new initiatives are progressing, with initial Lily Aldridge fragrances making their e-commerce debut later this year, and our ultra-deluxe Graff scents unveiling late this year or early next.”

RAISES 2019 EARNINGS GUIDANCE

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “We continue to expect 2019 net sales of approximately $712 million, however we have raised our 2019 guidance for net income per diluted share attributable to Inter Parfums, Inc. to $1.88 from our previous guidance of $1.85. Guidance for 2019 assumes the dollar remains at current levels.”

Inter Parfums, Inc.	Page 2

April 24, 2019

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Agent Provocateur, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 100 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2018 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com